Exhibit 99.1

Press Release
www.shire.com

Chief Financial Officer Graham Hetherington to step down

Dublin, Ireland, February 13, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces that Graham Hetherington, Chief Financial Officer (CFO), has notified the Board of Directors of his decision to step down. The Board has agreed that Graham will step down from Shire’s Board of Directors on March 1, 2014.  Shire’s Senior Vice President and Group Financial Controller, James Bowling, will be appointed as interim Shire CFO with effect from that date. Shire will start immediately a global search for Graham’s successor.

James Bowling joined Shire in 2005 and during this time has been a key leader in Shire’s finance team for the past nine years.  He has led Shire's financial reporting, financial planning & analysis, and treasury & insurance teams.  As part of his role, James has had regular interaction with the Company's Board of Directors, in particular supporting the Audit, Compliance & Risk Committee and the Remuneration Committee.

Flemming Ornskov, Shire Chief Executive commented:

“After a distinguished thirty-five year corporate career, including almost six years at Shire, Graham has decided he wants to spend more time with his family and to pursue his many outside interests.  We are grateful for his many contributions to Shire and, on behalf of the Company, we wish him well.  I am pleased that we will have an excellent interim leader in James Bowling.  Our 2013 results and our confident 2014 outlook demonstrate that Shire is in a strong position and has a great future of growth ahead.”

Graham Hetherington added:

“I have enjoyed my years with Shire and after 35 years in corporate life, now is the moment to start spending more time with my family. Shire has a clear, refreshed strategy in place and is in robust financial health. I will continue to take a keen interest in the performance of Shire in the years to come.”

For further information please contact:

Investor Relations

Eric Rojas	erojas@shire.com	+1 781 482 0999

Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Media

Jessica Mann	jmann@shire.com	+44 1256 894 280

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its Rare Diseases products and is reliant on third party contractors to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time.

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably.  Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.